Exhibit 99.3

www.lancercorp.com

February 5, 2004

6655 Lancer Boulevard

San Antonio, TX 78219

210-310-7000

FAX 210-310-7252

KPMG LLP

Suite 1200

300 Convent

San Antonio, TX 78205

Dear KPMG:

I have received your letters dated February 2 and February 4, 2004 announcing your resignation as the auditors of Lancer Corporation.  (As you know, we notified the SEC of your resignation the day after our receipt of your first letter.)  Now we are preparing our Form 8-K filing, in which we must describe your disagreements with Lancer’s financial statements.  Your two letters do not give us enough information to describe your disagreements.  Would you please specify:

•      what are the “illegal acts” that you refer to in your February 2 letter?

•      what will be the material effect of these illegal acts on Lancer’s financial statements?

•                  what specific “accounting for revenue recognition in connection with sales of equipment to Coca-Cola North America Fountain in 2001 and 2002” is “not correct”? If this a reference to the buydown agreement, then which aspect of the accounting for the buydown agreement is not correct?

We have to file our Form 8-K on Tuesday, February 10, 2004.  Please send me your substantive response to these questions not later than the end of business on Friday so that we can draft our Report and still give you the required business day to tell us whether you agree or disagree with our Form 8-K.

Sincerely,

/s/ Olivia F. Kirtley
Olivia F. Kirtley
Chairman
Audit Committee of the Board of Directors of Lancer Corporation